Exhibit 23.2

SIAM	Society of Indian Automobile Manufacturers
Core 4-B, 5th Floor, India Habitat Centre
Lodi Road, New Delhi – 110 003
Phone : 91-11-24647810-12, 24648555
Fax : 011-24648222
E-mail : siam@vsnl.com. Website : www.siamindia.com

EA-10/01/665	30 August 2004

Tata Motors Limited

Bombay House

24, Homi Mody Street

Mumbai 400 001

India

Dear Sirs,

We understand that Tata Motors Limited plans to file a registration statement on Form 20-F (“Registration Statement”) with the U.S. Securities and Exchange Commission. We, hereby, consent to the filing of this letter as an exhibit to the Registration Statement, and to the use therein of our name and certain data sourced from our publications.

Yours faithfully,

/s/ Pankaj Gupta
Pankaj Gupta
Senior Director